Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

GML SUBSIDIARY CORP.

INTO

KLOTHO NEUROSCIENCES, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

KLOTHO NEUROSCIENCES, INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware and incorporated on March 16, 2021 (the “Parent Corporation”), DOES HEREBY CERTIFY THAT:

1. The Parent Corporation owns all of the issued and outstanding capital stock of GML Subsidiary Corp. a corporation organized and existing under and by virtue of the laws of the State of Delaware and incorporated on March 5, 2026 (the “Subsidiary Corporation”).

2. The Subsidiary Corporation is hereby merged with and into the Parent Corporation, with the Parent Corporation being the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Merger”), pursuant to the following resolutions of the Board of Directors of the Parent Corporation, duly adopted by Board of Directors of the Parent Corporation by unanimous written consent on March 9, 2026, which resolutions approve the merger of the Parent Corporation with the Subsidiary Corporation:

“WHEREAS, the Corporation owns all of the issued and outstanding capital stock of GML Subsidiary Corp., a corporation organized and existing under and by virtue of the laws of the State of Delaware; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation to change the name of the Corporation to “Greenland Mines Ltd.” by merging its wholly-owned subsidiary, GML Subsidiary Corp with and into the Corporation pursuant to Section 253(b) of the General Corporation Law of the State of Delaware (the “Merger”);

NOW, THEREFORE, BE IT RESOLVED, that the Merger be, and hereby is, in all respects, approved;

FURTHER RESOLVED, that pursuant to and at the effective time of the Merger, the name of the Corporation shall be changed to “Greenland Mines Ltd.” by deleting Article FIRST of the Second Amended and Restated Certificate of Incorporation of the Corporation and inserting in lieu thereof a new Article FIRST to read as follows:

“FIRST: The name of the Corporation is Greenland Mines Ltd.” (hereinafter, the “Corporation”);

FURTHER RESOLVED, that any of the officers of the Corporation be, and each of them hereby is, authorized, in the name, and on behalf, of the Corporation, to execute and file or cause to be executed and filed such certificates, documents, instruments and agreements, and to perform any and all other acts that he or they may, in such officer’s sole and absolute discretion, deem necessary or desirable to consummate the Merger; and

FURTHER RESOLVED, that any of the officers of the Corporation be, and each of them hereby is, authorized, in the name, and on behalf, of the Corporation, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.”

3. The Parent Corporation shall be the surviving corporation of the Merger. The name of the Parent Corporation shall be amended in the Merger to be “Greenland Mines Ltd.” pursuant to Section 253(b) of the General Corporation Law of the State of Delaware.

4. The proposed Merger herein certified has been adopted, approved, certified, executed, and acknowledged by the Parent Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware.

5. This Certificate of Ownership and Merger shall become effective at 5:00 PM on March 11, 2026.

IN WITNESS WHEREOF, the Parent Corporation has caused this Certificate of Ownership and Merger to be signed as of March 9, 2026, by a duly authorized officer, declaring that the facts stated herein are true.

KLOTHO NEUROSCIENCES, INC.

By:	/s/ Joseph A. Sinkule
Name:	Joseph A. Sinkule
Title:	Chief Executive Officer